UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2009

ASIA PREMIUM TELEVISION GROUP, INC
(Exact name of registrant as specified in its charter)

Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 602, 2 North Tuanjiehu Street, Chaoyang District
Beijing, 100026, People's Republic Of China
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 6582-7900
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisons (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors.

On March 31 2009, the Board of Directors of the Company (the "Board") accepted the voluntary resignations of Mr. Li Li and Mr. Douglas J. Toth as directors. Neither Mr. Li nor Mr. Douglas resigned over disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Effective at the Board meeting held on March 31 2009, Carla Zhou was elected to serve as the Chief Financial Officer of the Company. Ms. Zhou has extensive experience in corporate financial management which serving as Assistant to Chairman, Financial Controller, HR Director and Senior Vice president of the Sun Media Investment Group. She has a degree in finance from the Shanghai University of Finance and Economics and is currently working on obtaining an MBA degree from Tsinghua University. Ms. Zhou was not appointed to serve on any committee of the Board.  Ms. Zhou will hold office for a term of one year or until her qualified successor has been elected.

Also effective at the Board meeting held on March 31 2009, Chen Zhaobin was elected to serve as a Director of the Board. Mr. Chen has more than two decades of experience in China's mobile and telecommunications industries. Mr. Chen oversaw the creation of China Telecom through its spin off from China’s Ministry of Information. From 1996-1999, he served as Vice Chairman and President of China Mobile (HK) Ltd, the publicly listed vehicle of China Mobile, the world’s largest mobile operator. From 1999 to 2001, he served as the Vice General Manager of China Telecom Broadcasting Satellite Co. And from 2001 to 2006, Mr. Chen served as the Executive Director and President of APT Satellite Holding Limited. He received his Bachelor of Engineering from Beijing University of Post and Telecommunications

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: April 2, 2009	By:	/s/ Jing Xing
	Name:	Jing Xing
	Title:	Chief Executive Officer